EXHIBIT (e)(3)

                             DISTRIBUTION AGREEMENT

                                     between



                                ICM SERIES TRUST


                                       and

                       AmeriMutual Funds Distributor, Inc.















                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


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                             UNDERWRITING AGREEMENT


AGREEMENT made as of this 3rd day of May, 2000 ICM Series Trust, a Massachusetts Business Trust (the "Fund"), and AmeriMutual Funds Distributor, Inc., a New York Corporation (the "Distributor").

                                   BACKGROUND

WHEREAS, the Fund is a diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, AmeriMutual Funds Distributor, Inc. ("Distributor") is a registered broker dealer under the Securities Exchange Act of 1934 and a member in good standing of the National Association of Securities Dealers;

                                      TERMS

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Fund and Distributor hereby agree as follows:



A: DISTRIBUTION ACTIVITIES:

1. The Distributor will receive orders from purchasers for and the Fund will sell, issue and deliver from time to time to such purchasers, such part of the authorized shares of capital stock of the Fund remaining un-issued as from time to time shall be effectively registered under the Securities Act of 1933, as amended (the "33 Act"), at prices determined as hereinafter provided and on the terms hereinafter set forth, all subject to applicable Federal and State laws and regulations and to the charter of the Fund.

     1.2 The Distributor agrees that it will use such efforts as it may deem appropriate to solicit orders for the sale of shares of capital stock of the Fund. Such activities shall include, without limitation, such advertising and promotion as the Distributor, in conjunction with Fund management and by mutual agreement by both parties, may believe reasonable in connection with such solicitation; entering into arrangements with securities dealers, financial institutions and other industry professionals, including so-called "mutual fund supermarkets" and monitoring such agreements and relationships as may be necessary and appropriate to assure compliance with applicable state and Federal securities regulations relating to such agreements. Such activities shall also include the review of all advertising and promotional literature and the preparation and coordination of all filings of any such literature that the Fund may be required to make with the Securities and Exchange Commission or the NASD.

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2.    The Distributor shall present all orders received by it for shares of capital stock of the Fund to the Fund by telegraphic or written purchase orders and each such order shall be subject to the acceptance or rejection by the Fund in its sole discretion

     2.1 Notwithstanding any other provision hereof, whenever in the judgment of the Fund such action is warranted by market, economic or political conditions or by abnormal circumstances of any kind, the Fund may suspend the offer of shares in effect and may, without liability under the provision of this Agreement, decline to accept or confirm any orders or make any sales of shares or capital stock under this Agreement until such time as the Fund shall deem it advisable to resume the offering of such shares, provided that as soon as practicable after the taking of any such action a special meeting of the Board of Directors shall be called to be held as soon as practicable thereafter to determine whether or not such action shall then continue to be effective, and the period during, or the circumstance under, which such action shall continue or cease to be effective. During any period during which the offer of shares shall be suspended or the Fund shall decline to accept or confirm any such orders or make any such sales, the Distributor shall be under no obligation to confirm or accept any such orders or make any such sale at any price.

     2.2 The Fund will use its best efforts to keep effectively registered under the 33 Act for sale as herein contemplated such shares of its capital stock as the Distributor shall reasonably request and as the Securities and Exchange Commission (the "SEC") shall permit to be so registered.


3. Sales by the Distributor shall be made as agent for the Fund and all such sales be made to or though qualified dealers or others in such manner, not inconsistent with the provisions hereof and the then effective registration statement of the Fund under the 33 Act, (and related prospectus), as the Distributor may determine from time to time.


4. All shares of capital stock offered for sale or sold by the Distributor shall be so offered or sold at a price per share (the "Offering Price") equal to the net asset value per share (determined as authorized from time to time by the Board of Directors of the Fund pursuant to its charter).

     4.1 For the purpose of determining the offering price, the net asset value of any such shares shall be so determined in accordance with the then current offering prospectus. The Fund, or its authorized agent, will promptly furnish to the Distributor a statement of the Offering Price as often as such net asset value is determined and such statement shall at the request of the Distributor show the basis of computation of the Offering Price.

     4.2 Orders presented by the Distributor for shares, if accepted by the Fund, shall be accepted and confirmed by it or its duly authorized agent at the Offering Price in effect at the time of its receipt of such order at its principal office.

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     4.3 The Distributor will not in any event (a) offer for sale or sell shares of capital stock in excess of the number then effectively registered under the 33 Act, and available for sale, or (b) offer for sale or sell any shares in violation of any applicable Federal or State law, rule or regulation.


5. The Fund will execute any and all documents and furnish any and all information which may be reasonably necessary in connection with the qualification of its shares of capital stock in such states as the Distributor may reasonably request (it being understood that the Fund shall not be required without its consent to qualify to do business in any jurisdiction or to comply with any requirement which in its opinion is unduly burdensome). The Distributor, at its own expense, will effect all necessary qualifications as dealer or broker

     5.1 The Distributor agrees to indemnify and hold harmless the Fund and each person, if any, who controls the Fund against any and all claims, costs, expenses (including reasonable attorneys' fee) (collectively "Losses") that may arise (i) out of the acquisition of any shares of capital stock of the Fund by any person which may be based upon any untrue statement, or alleged untrue statement of material fact contained in the Fund registration statement, or any omission or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished or confirmed in writing to the Fund by the Distributor or any affiliated person of the Distributor; or (ii) as a result of the Distributor's willful misfeasance, bade faith or negligence in the performance of its duties or obligations hereunder, or the reckless disregard of such duties or obligations.



6. The Fund will furnish to the Distributor from time to time such information with respect to its shares as the Distributor may reasonably request for use in connection with the sale of shares. The Distributor will not use or distribute or authorize the use, distribution or dissemination by its dealers or others in connection with such sale of any literature, advertising or selling aids in any form or through any medium, written or oral, without prior written specific approval thereof by the Fund.


7. Nothing herein contained shall limit the right of the Fund, in its absolute discretion, to issue or sell shares of its capital stock for such other considerations (whether in connection with the acquisition of assets or shares or securities of another corporation or entity or with the merger or consolidation of any other corporation into or with the Fund, or otherwise) as and to the extent permitted by its charter and any applicable laws, or to issue or sell any such shares directly to the shareholders of the Fund, upon such terms and conditions and for such consideration, if any, as may be determined by the Board of Directors, whether pursuant to the distribution of subscription or purchase rights to such holders or by way of dividends or otherwise.

8. At the request of the Fund, the Distributor agrees to act as agent for the Fund for the repurchase or redemption of shares of the Fund at such prices as the Fund from time to time shall prescribe.


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9.    In selling or reacquiring shares, the Distributor agrees to conform to the requirements of all state and Federal laws relating to such sale or reacquisition, as the case may be, and will indemnify and hold the Fund harmless from any damage or expense on account of any wrongful act by the Distributor or any employee, representative or agent of the Distributor. The Distributor will observe and be bound by all the provisions of the charter of the Fund and any fundamental policies adopted by the Fund pursuant to the Investment Company Act of 1940, as amended (the "40 Act"), notice of which has been given to the Distributor.


10. Neither the Distributor, any dealer nor any other person is authorized by the Fund to give any information or to make any representation other than those contained (a) in the latest effective registration statement (and related prospectus) filed with the SEC under the 33 Act as such registration statement (and prospectus) may be amended from time to time, or (b) in any statement expressly authorized by the Fund for use in connection with any sale or reacquisition of capital stock for the account of the Fund.

D. COMPENSATION AND OTHER:

1. In Consideration of the agreements on the part of the Distributor herein contained, the Distributor shall receive payment in the amount of $10,000 or 1 basis point, whichever is greater, per annum billed monthly, plus reimbursement of all reasonable out-of-pocket expenses incurred at the request of the Fund in fulfillment of its responsibilities in this Agreement.

2. This Agreement shall continue in effect until such time as there remain no unsold balance of shares of capital stock effectively registered under the 33 Act; provided, however, that (a) this Agreement shall continue in effect for a period more than two years from the date hereof only so long as such continuance is specifically approved at least annually by the Board of Directors or a majority of the outstanding voting securities of the Fund, and (b) either party hereto may terminate this Agreement on any date by giving the other party at least ninety (90) days prior written notice of such termination specifying the date fixed therefor.

     2.1 This Agreement shall automatically terminate in the event of its assignment by the Distributor, the term "assignment" having the meaning defined in Section 2(a)(4) of the 40 Act.

3. The parties understand and agree that the Fund is a Massachusetts business trust and, as such, the obligations of the Fund under this agreement shall not be binding upon any of the Trustees, or shareholders of the Fund, but only on the assets and property of the Fund, as provided in the Declaration of Trust.

4. Any notice under this Agreement shall be in writing addressed and delivered by mail, postage prepaid, to the party to whom addressed at the address given below, or at such other address as such party shall theretofore have designated (by notice given to the other party as herein provided) in writing for the receipt of such notice:


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To the Fund:                               To the Administrator:

     Mr. Gary Saks                           Richard Butt
     Chief Operating Officer                 Vice-President
     Ironwood Capital Management LLC         AmeriMutual Funds Distributor, Inc.
     21 Custom House Street                  150 Motor Parkway
     Boston, MA 02110                        Hauppauge, NY  11788


           IN WITNESS WHEREOF, The Fund and the Distributor have each caused this Agreement to be executed on its behalf by an officer thereunto duly authorized on the day and year first above written.


ICM Series Trust                         AmeriMutual Funds Distributor, Inc.



By: _________________________             By: ___________________________
      Warren J. Isabelle, President           Richard Butt, Vice-President












                             Distribution Agreement
                                ICM Series Trust
                                   Schedule A


                        ICM/Isabelle Small Cap Value Fund

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